                                                                    EXHIBIT 10.4


                          Map Server License Agreement
                Between Microsoft Corporation and Expedia, Inc.

     THIS MAP SERVER LICENSE AGREEMENT is entered into as of October 1, 1999 (the "Effective Date") by and between MICROSOFT CORPORATION, a corporation organized under the laws of the State of Washington ("Microsoft"), and EXPEDIA, INC., a corporation organized under the laws of the State of Washington ("Expedia").

                                    Recitals

A. WHEREAS, on or about the Effective Date, Microsoft caused the formation of Expedia.

B. WHEREAS, in partial consideration for stock in Expedia issued to Microsoft, Microsoft agrees to grant certain licenses to Expedia as described herein.

                                   Agreement

NOW, THEREFORE, the parties hereby agree as follows:

1.  Definitions

     1.1  "Affiliates" shall mean any entity in which Expedia, directly or
           ----------
indirectly, or through one or more intermediaries, holds the beneficial ownership of more than fifty percent (50%) of the equity securities or interests, and only so long as such ownership continues.

     1.2  "Data" shall mean all third-party data licensed by Microsoft and used
           ----
in ExpediaMaps as of the Effective Date.

     1.3  "ExpediaMaps" shall mean Expedia's web site providing map services,
           -----------
located at www.maps.expedia.com as of the Effective Date (and any direct
           --------------------
successor Expedia mapping web site).

     1.4  "Expedia Updates" shall have the meaning set forth in Section 2.2(b).
           ---------------

     1.5  "Server Technology" shall mean the computer software owned by
           -----------------
Microsoft and listed in Exhibit A.

2.  Delivery, Operation, and Use
    -----------------------------

    2.1  Delivery.  The parties acknowledge that Expedia already has copies of
         --------
the Server Technology and Data in its possession as of the Effective Date.

     2.2  Updates and Error Corrections.
          -----------------------------

     (a) Microsoft.  When and if Microsoft develops or receives during the term
         ---------
of this Agreement any updates, upgrades, error corrections, or other improvements to the Server Technology ("Microsoft Updates"), Microsoft shall promptly deliver such Microsoft Updates to Expedia to the extent permitted under applicable license agreements. Upon receipt, such Microsoft Updates shall be considered part of the Server Technology for purposes of this Agreement.

     (b) Expedia.  When and if Expedia develops during the term of this
         -------
Agreement any updates, upgrades, error corrections, or other improvements to the Server Technology ("Expedia Updates"), Expedia shall promptly deliver such Expedia Updates to Microsoft to the extent permitted under applicable license agreements. Upon delivery, such Expedia Updates shall be considered part of the Server Technology for purposes of this Agreement.

     2.3  Support and Operation.  Except as explicitly described in the Services
          ---------------------
Agreement effective as of October 1, 1999, Expedia shall be solely responsible for the support and operation of ExpediaMaps.

     2.4  Use of ExpediaMaps.  If Microsoft, in its sole discretion, elects to
          ------------------
use ExpediaMaps to serve local street maps and/or provide driving directions in any one or more Microsoft properties (e.g., MSN Yellow Pages, HomeAdvisor, CarPoint, TerraServer), Expedia shall charge Microsoft a fee of one hundred seventy-five thousand dollars ($175,000.00) for the use of ExpediaMaps during the first year after the Effective Date. If the volume of the online maps served by Expedia to Microsoft properties and services exceeds fifteen million and five hundred thousand (15,500,000) or falls below ten million and three hundred thousand (10,300,000) per calendar quarter, the fees for the calendar quarter will be adjusted on a pro rata basis, provided that no quarterly fees shall exceed sixty-four thousand dollars ($64,000). For example: If the volume of maps served in the first quarter is ten percent (10%) above the fifteen million and five hundred thousand (15,500,000) threshold, Expedia will charge Microsoft ten percent (10%) above the regular quarterly fee ($43,750.00 x 110%) at the end of such quarter. The fees for subsequent years shall be agreed upon by the parties. Expedia shall use best efforts to provide industry standard mapping services with respect to (but is not limited to) up time, rendering speed, maintenance, bug fixes and customer support.

     2.5  Data.  Upon request, Microsoft shall inform Expedia of the terms in
          ----
any Data license agreement regarding Microsoft's right to sublicense Data to Expedia, including without limitation the marginal cost of granting the sublicense to Expedia. Microsoft agrees to provide, through its Geography Product Unit, the services described in Exhibit B with respect to the Data ("Data Services"). If Expedia desires to have other services provided by the Microsoft Geography Product Unit, then the parties shall negotiate the terms of such services.

3.   License
     -------

     3.1  Server Technology.
          -----------------

          (a) Microsoft hereby grants to Expedia and its Affiliates a perpetual license (i) to make, use, reproduce, modify, adapt, create derivative works based on, and translate the Server Technology in object code and source code form, and (ii) to distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, and sell the Server Technology in connection with ExpediaMaps in object code form. Notwithstanding the foregoing, Expedia and its Affiliates shall have no right to distribute, transmit, display, license, rent, lease or sell in any manner any portion of the Server Technology implemented in the Microsoft Geography Product Unit's retail products or internal tools without the prior approval of Microsoft. Additionally, Expedia agrees that it shall not license the Server Technology, in any manner, to third parties that produce products or services that are competitive with the Microsoft Geography Product Unit's or the Learning Business Unit's products or services without the prior approval of Microsoft, which approval shall not be unreasonably withheld or delayed.

          (b) Expedia agrees that during the term of this Agreement neither Expedia nor its Affiliates shall develop, produce, market or distribute any product or service relating to analytical map-based tools for use by businesses. Microsoft agrees that during the term of this Agreement the Microsoft Geography Product Unit shall not develop, produce, market or distribute a consumer-oriented online mapping service that provides place/address and finding/driving directions which competes with the ExpediaMaps service as implemented as of the Effective Date.

     3.2  Data.  As of the Effective Date, Microsoft has licenses to use the
          ----
Data for Microsoft's own business purposes. To the extent Microsoft has the right to sublicense rights in Data to Expedia for Expedia's business purposes, Microsoft hereby does so sublicense the Data for use in connection with ExpediaMaps. To the extent Microsoft does not have the right to sublicense Data to Expedia and to the extent such sublicense is necessary for the purposes of the services described in Section 2.4 above, Microsoft shall use reasonable efforts to assist Expedia to obtain licenses in such Data, at Expedia's expense. Additionally, Expedia agrees that it shall not license the Data, in any manner, to third parties that produce products or services that are competitive with the Microsoft Geography Product Unit's or the Learning Business Unit's products or services without the prior approval of Microsoft, which approval shall not be unreasonably withheld or delayed.

     3.3  Expedia Updates to Server Technology.  Expedia hereby irrevocably
          ------------------------------------
conveys and assigns to Microsoft all right, title and interest in any copyrights in the Expedia Updates, and in all renewals and extensions of those copyrights that may be secured under the laws now or hereafter in force and effect in the United States of America or in any other country or countries.

4.   Payments
     --------

     4.1  Server Technology.  Microsoft shall provide the licenses in the Server
          -----------------
Technology to Expedia free of charge. Expedia provides the Expedia Updates to the Server Technology free of charge.

     4.2  Data.  Expedia shall reimburse Microsoft for any increase in third
          ----
party license fees or royalties incurred by Microsoft for sublicensing Data to Expedia hereunder.

     4.3  ExpediaMaps Services. Microsoft shall pay Expedia the amounts
          --------------------
described in Section 2.4.

     4.4  Payments for Data and ExpediaMaps Service.  Each party shall bill the
          -----------------------------------------
other fifteen (15) days after the end of each fiscal quarter with respect to any amounts that may be owed as described in Sections 4.2 and 4.3. Payments shall be due within thirty (30) days after the end of each quarter for which an invoice is provided, or as agreed upon from time to time as services are requested. For the purposes hereof, a "fiscal year" shall end on June 30, and a "fiscal quarter" shall mean one of the four (4) three-month periods in a fiscal year, as customarily determined by Microsoft.

     4.5  Data Services Payment.   In consideration for the Data Services
          ---------------------
described in Section 2.5 above, Expedia agrees to pay to Microsoft two hundred and fifty thousand dollars ($250,000.00) per year during the first two years of this Agreement on the payment schedule set forth below.



     Amount               Date
     ------               ----
     $62,500.00           December 1, 1999
     $62,500.00           March 1, 2000
     $62,500.00           June 1, 2000
     $62,500.00           September 1, 2000
     $62,500.00           December 1, 2000
     $62,500.00           March 1, 2001
     $62,500.00           June 1, 2001
     $62,500.00           September 1, 2001


The Data Services fees for subsequent years during the term of the Agreement shall be agreed upon by the parties.

5.   Confidential Information
     ------------------------

     The parties understand and acknowledge that each of them (and their respective employees, consultants and subcontractors) may have disclosed to it, in connection with the rendition of services and performance of their obligations of this Agreement, confidential and/or proprietary information of the other party. The terms and conditions of that certain Non-Disclosure Agreement between the parties, dated October 1, 1999, shall apply to all such confidential and proprietary information. Microsoft and Expedia each agree that the terms and conditions of this Agreement, including its attachments, will be deemed to constitute, and be treated as, confidential information pursuant to this Section 5.

6.   Warranties, Indemnification, and Limitation of Liability
     --------------------------------------------------------

     6.1  Warranties.
          ----------

     (a) Microsoft represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has authority to enter into this Agreement and perform its obligations hereunder.

     (b) Expedia represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has authority to enter into this Agreement and perform its obligations hereunder.

     (c) EXCEPT AS PROVIDED IN THIS SECTION 6.1, EACH PARTY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY (IF ANY) IMPLIED WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF LACK OF VIRUSES, AND OF LACK OF NEGLIGENCE OR LACK OF WORKMANLIKE CONDUCT OR EFFORT. THE SERVER TECHNOLOGY, DATA, EXPEDIA UPDATES, AND EXPEDIAMAPS ARE PROVIDED AS IS WITH ALL FAULTS, AND NO WARRANTIES OR PROMISES ARE MADE THAT LICENSED MATERIALS WILL WORK OR WORK FOR ANY PARTICULAR PURPOSE. ALSO, THERE IS NO WARRANTY OF TITLE, AUTHORITY OR NONINFRINGEMENT IN THE LICENSED MATERIALS.

  6.2  Indemnification.
       ---------------

       (a)  Microsoft.
            ---------

            (i) Microsoft shall indemnify and hold harmless Expedia, its Affiliates and the directors, officers, employees, and agents of the foregoing (each, an "Expedia Claimant"), from any and all third party claims, demands, actions or causes of action, costs, liabilities, losses, expenses, damages, judgments, awards, charges and amounts paid in settlement (including reasonable attorney's fees, costs and expert witness fees) brought against such Expedia Claimant to the extent it is based upon a claim that the Server Technology infringe any copyright or patent or misappropriate any trade secret of a third party ("Expedia Claims").

            (ii) In the event any third party asserts a claim of infringement with respect to any Server Technology or any portion thereof, Microsoft shall notify Expedia promptly and may, at Microsoft's expense, replace or modify the Server Technology or portion thereof with a version that is non-infringing, provided that the replacement or modified version has substantially equivalent functionality to the version being replaced.

            (iii)  Microsoft shall have no obligation to indemnify under this
Section 6.2 to the extent an Expedia Claim arises out of an Expedia Claimant's continuing use of infringing Server Technology after (a) Microsoft has provided a non-infringing replacement with substantially equivalent functionality, and
(b) the Expedia Claimant has had a reasonable amount of time to test and implement the replacement version.

            (iv) In the event an Expedia Claim is made or filed against an Expedia Claimant, the Expedia Claimant shall promptly notify Microsoft of the same in writing, and

Microsoft shall defend, compromise, and/or settle the Expedia Claim at its expense. Microsoft shall not be responsible for the expenses, including counsel fees, of the Expedia Claimant incurred after Microsoft assumes defense of the Expedia Claim, but the Expedia Claimant may participate therein and retain counsel at its own expense. Microsoft will not be responsible for any settlement made by Expedia or any Expedia Claimant without Microsoft's written permission, which will not be unreasonably withheld or delayed. Microsoft will not consent to the entry of any judgment or enter into any settlement affecting the Expedia Claimant, to the extent that the judgment or settlement involves more than the payment of money, without the prior consent of the Expedia Claimant, which consent shall not be unreasonably withheld or delayed. Expedia and any Expedia Claimant shall provide information, assistance and authority, at Expedia's expense, to help Microsoft defend, compromise or settle such Expedia Claim.

            (v) Microsoft shall indemnify and hold harmless any Expedia Claimant from and against any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions associated with the use by Microsoft of ExpediaMaps described in Section 2.4 of this Agreement and the payments made by Microsoft to Expedia therefor pursuant to Section 4.3 hereof, including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on or with respect to such transactions. All such taxes (and any penalties, interest, or other additions to any such taxes), with the exception of taxes imposed on Expedia's net income or with respect to Expedia's property ownership, shall be the financial responsibility of Microsoft. Microsoft agrees to indemnify, defend and hold Expedia harmless from any claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such taxes. This section shall govern the treatment of all taxes arising as a result of or in connection with the transactions associated with the use by Microsoft of ExpediaMaps described in section 2.4 of this Agreement and the payment made to Expedia therefor pursuant to section 4.3 hereof notwithstanding any other section of this Agreement.

       (b)  Expedia.
            -------

            (i) Expedia shall indemnify and hold harmless Microsoft, its Affiliates and the directors, officers, employees, and agents of the foregoing (each, a "Microsoft Claimant"), from any and all third party claims, demands, actions or causes of action, costs, liabilities, losses, expenses, damages, judgments, awards, charges and amounts paid in settlement (including reasonable attorney's fees, costs and expert witness fees) brought against such Microsoft Claimant to the extent it is based upon a claim that the Expedia Updates infringe any copyright or patent or misappropriate any trade secret of a third party ("Microsoft Claims").

            (ii) In the event any third party asserts a claim of infringement with respect to any Expedia Updates or any portion thereof, Expedia shall notify Microsoft promptly and may, at Expedia's expense, replace or modify the Expedia Updates or portion thereof with a version that is non-infringing, provided that the replacement or modified version has substantially equivalent functionality to the version being replaced.

            (iii)  Expedia shall have no obligation to indemnify under this
Section 6.2 to the extent a Microsoft Claim arises out of a Microsoft Claimant's continuing use of infringing Expedia Updates after (a) Expedia has provided a non-infringing replacement with substantially equivalent functionality, and (b) the Microsoft Claimant has had a reasonable amount of time to test and implement the replacement version.

            (iv) In the event a Microsoft Claim is made or filed against a Microsoft Claimant, the Microsoft Claimant shall promptly notify Expedia of the same in writing, and Expedia shall defend, compromise, and/or settle the Microsoft Claim at its expense. Expedia shall not be responsible for the expenses, including counsel fees, of the Microsoft Claimant incurred after Expedia assumes defense of the Microsoft Claim, but the Microsoft Claimant may participate therein and retain counsel at its own expense. Expedia will not be responsible for any settlement made by Microsoft or any Microsoft Claimant without Expedia's written permission, which will not be unreasonably withheld or delayed. Expedia will not consent to the entry of any judgment or enter into any settlement affecting the Microsoft Claimant, to the extent that the judgment or settlement involves more than the payment of money, without the prior consent of the Microsoft Claimant, which consent shall not be unreasonably withheld or delayed. Microsoft and any Microsoft Claimant shall provide information, assistance and authority, at Microsoft's expense, to help Expedia defend, compromise or settle such Microsoft Claim.

            (v) Expedia shall indemnify and hold harmless any Microsoft Claimant from and against any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement (other than with respect to the use of and payments for ExpediaMaps Services pursuant to Sections 2.4 and 4.3 hereof) including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on or with respect to such transactions. All such taxes (and any penalties, interest, or other additions to any such taxes), with the exception of taxes imposed on Microsoft's net income or with respect to Microsoft's property ownership, shall be the financial responsibility of Expedia. Expedia agrees to indemnify, defend and hold Microsoft harmless from any claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such taxes. This section shall govern the treatment of all taxes arising as a result of or in connection with this Agreement (other than with respect to the use of and payments for ExpediaMaps Services pursuant to section 2.4 and 4.3 hereof) notwithstanding any other section of this Agreement.

  6.3  Data.  Expedia shall benefit from any warranties and/or
       ----
indemnification for Data provided by Data licensors under Microsoft's license agreements for Data, to the extent such warranties and/or indemnification extend to Expedia as a sublicensee and/or affiliate of Microsoft.

  6.4  Limitation of Liability.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE
       -----------------------
LAW AND EXCEPT WITH RESPECT TO ANY BREACH OF CONFIDENTIALITY OWED UNDER SECTION 6, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES

WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, EVEN IF THE PARTY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


7.   Term
     ----

     7.1    Term.  This Agreement shall take effect upon the Effective Date and
            ----
shall continue in full force and effect, unless earlier terminated as provided herein, until the earlier of (a) the fifth anniversary of the Effective Date or
(b) the date on which Microsoft ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of Expedia, whether through the ownership of voting securities by contract, or otherwise. Thereafter, this Agreement shall be automatically renewed and continue in full force and effect for additional one year periods through each subsequent anniversary of the Effective Date unless either party gives at least sixty (60) days notice prior to the beginning of such renewal term that such party is terminating this Agreement.

     7.2    Termination for Breach.  In the event either party materially fails
            ----------------------
to perform or comply with this Agreement or any provision thereof, and fails to remedy the default within sixty (60) days after the receipt of notice to that effect, then the other party shall have the right, at its sole option and upon written notice to the defaulting party, to terminate this Agreement upon written notice. Any notice of breach hereunder shall be prominently labeled "NOTICE OF DEFAULT," and if to Microsoft, shall be copied to Microsoft's Law & Corporate Affairs Department, attn. U.S. Legal Group.

     7.3  Other Termination Rights.  Microsoft may additionally terminate this
          ------------------------
Agreement with one hundred and eighty (180) days prior written notice in the event that Microsoft exits the mapping business operated, as of the Effective Date, through the Microsoft Geography Product Unit.

     7.4  Remedies Cumulative.  The rights and remedies provided in this section
          -------------------
shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

     7.5  Survival.  The following provisions shall survive termination or
          --------
expiration of this Agreement: Sections 3.1(a), 3.3 (as to Expedia Updates delivered prior to the date of termination), 5, 6.1, 6.2 (only as to Expedia Claims and Microsoft Claims brought prior to the date of termination), 6.3, 7, and 8.

8.   General
     -------

     8.1    Entire Agreement.  This Agreement constitutes the entire agreement
            ----------------
of the parties with respect to the subject matter hereof, and supersedes and terminates any and all prior agreements or contracts, oral or written, entered into between the parties relating to the subject matter hereof.

     8.2  Amendments.  This Agreement shall not be amended or otherwise modified
          ----------
except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Microsoft and Expedia by their respective duly authorized representatives.

     8.3  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Washington.

     8.4  Assignment.  Neither party hereto may assign this Agreement without
          -----------
the prior written consent of the other party signed by such other party's duly authorized representative, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested.

     8.5  Notices.  All notices in connection with this Agreement shall be
          -------
deemed given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party at the following addresses:


                      Microsoft:        Microsoft Corporation
                                        One Microsoft Way
                                        Redmond, Washington  98052-6399

                                        Tel:  (425) 882-8080
                                        Fax:  (425) 936-7329

                                        Attention:  Chief Financial Officer
                                                    Treasurer

                                        With copy to:  Law and Corporate Affairs


                      Expedia:          Expedia, Inc.
                                        4200 150th Ave. NE
                                        Redmond, WA 98052

                                        Tel:  (425) 705-5161
                                        Fax:  (425) 936-7329

                                        Attention: President
                                                   Chief Financial Officer


or to such other address and/or telex and facsimile number as the party to receive the notice or request so designates by written notice to the other.

     8.6  No Waiver.  No waiver of any breach of any provision of this Agreement
          ---------
shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

     8.7  Savings Clause.  If any provision of this Agreement shall be held by a
          --------------
court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

     8.8  Further Assurances.  Each party agrees to take such further action and
          ------------------
execute, deliver and/or file such documents or instruments as are necessary to carry out the terms and purposes of this Agreement.

     8.9  Section Headings.  The section headings used in this Agreement are
          ----------------
intended for convenience only and shall not be deemed to supersede or modify any provisions.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


MICROSOFT CORPORATION                       EXPEDIA, INC.



By     /s/ Gregory B. Maffei                By     /s/ Richard N. Barton
  ________________________________            ________________________________
   its authorized representative               its authorized representative

                                   Exhibit A
                               Server Technology

The Server Technology is composed of the following seven elements:

1.  Routing Object and Routing Files and Journey Object

  The Routing Object includes all of the specifications, source code, object code and runtime files that define and control Microsoft's proprietary, route data storage and route calculation technologies. Routing Data is stored in a series of highly compressed runtime Routing Files that are used to calculate driving directions. Streets and highways are stored as nodes and links with attributes such as speed and turn restrictions attached. The routing Object takes as an input, a series of locations defined by latitude and longitude coordinates. The Routing Object calculates the best route between these locations based on user preferences for speed, distance or road types. The output of the Routing object is a structured list of the nodes and links that comprise the calculated route. This output may be used by Microsoft's Journey Object to build a list of driving directions. The output may also be used to highlight a route on a map.

2.  Map Designs

  Microsoft's Map Designs define how data will appear and behave within it's proprietary, runtime map files. Each map contains one or more Map Designs. Each of these designs is implemented as a separate map style available to end users. Map Designs include information on the color, thickness, style, and fonts of various data elements. In addition, the Map Design defines whether features show up at all, and if they do, whether they appear with a label. Map Designs also define what happens to a feature when it is selected (label is made bold, shape highlights, map zooms in, etc.) The Online Map Design includes color and symbol definitions that produce the most attractive map available for a Web Page. The Online Map Design adjusts the settings for window size constraints and palette color limitations found on most Web Pages.

3.  GeoMisc code (ex. dib to gif conversion)

  GeoMisc is a Project in the Geography Product Unit's Visual Source Safe Code Database that contains miscellaneous, low-level functions that support mapping applications. Many of these functions are required for Geography Products and the Map Server System to work properly. For example, the *.GIF files that MSS serves rely on the *.DIB to *.GIF conversion function that is contained in the GeoMisc Project.

4.  Map Server System (MSS)

  The Map Server System includes all of the specifications, source code, object code and runtime files that define and control Microsoft's proprietary HTML map controls and map server technologies. MSS allows end users to find places, get driving directions and navigate maps over the Internet. MSS relies on other server technologies such as MOBB and the Routing Object for data storage, route calculation and map rendering. MSS provides a Web-based user interface that allows users to interact with routing and map files on a remote server.

5.  Alexandria

  Alexandria is the data warehouse that stores all of the map data used in Microsoft's proprietary, run-time map files. Alexandria includes MS-owned map data and licensed data from Microsoft's vendors. Databases in Alexandria store both geometry and attribute data. For example, an single Entity record could be represented by a point, several lines and an area at different map scales. In addition, Alexandria databases might store information about that entity's location, name, alternate names, and any other available attributes. All Alexandria entities are assigned unique Identification numbers that can be used to look up available geometry or attribute information.

6.  MOBB and .MAD files

  MOBB, also known as "The Map Object" includes all of the specifications, source code, object code and runtime files that define and control Microsoft's proprietary map data storage, retrieval and display technologies. MOBB data is stored in files with the extension: *.MAD. Examples of MOBB features include but are not limited to the following:

        a.  Smart searching algorithms for finding places and addresses
        b. Dynamic map labeling technology that supports all types of features (including street labels) and languages (including Japanese)
        c. Multiple mapstyle support that supports map customization while maximizing data compression
        d.  Multiple resolutions of raster and vector data support.
        e. Support for all types of geometry including points (ex. Hotels), lines (ex. Streets), areas (ex. Countries), and complex polygons (ex. Rivers)
        f.  Multiple map projections

7.  MS-owned map data

  Microsoft maintains independent copyright ownership for much of the geographic data that it includes in licensed products and uses internally. This includes all of the data implemented on the Encarta Interactive World Atlas 2000 map with the exception of parks licensed from the World Conservation Monitoring Centre. Examples of this data include worldwide roads, political boundaries, geographic regions, terrain maps and city insets. In addition, the MS owned map data includes a worldwide database of Populated Places and a detailed hydrology database for the United States.

                                   Exhibit B
                                 Data Services

Microsoft's Data Services include the development of runtime map and routing files for products that use technologies developed by the Geography Product Unit and products that hold licensees to use the map data contained within them.

These files are developed primarily for use in products produced by Microsoft's Geography and Reference product units. However, to the extent that Map Designs allow Microsoft to create a single, customized Online Map Style within each map file, MS will complete this work as part of its Data Services.

The parties acknowledge that the amount of Data Services to be provided by Microsoft's Geography Product Unit shall be equivalent to the amount of data services provided by the Geography Product Unit during the twelve (12) months prior to the Effective Date.